Exhibit 5.1

January 14, 2014

TTM Technologies, Inc.

1665 Scenic Avenue, Suite 250

Costa Mesa, California 92626

Ladies and Gentlemen:

We have acted as counsel to TTM Technologies, Inc., a Delaware corporation (the “Company”), in connection with the prior issuance and sale of an aggregate of $220,000,000 principal amount of the Company’s 1.75% Convertible Senior Notes due 2020. We have also acted as counsel to the Company in connection with the issuance and sale by the Company of $30,000,000 aggregate principal amount of the Company’s 1.75% Convertible Senior Notes due 2020 (the “Notes”), initially convertible into 3,112,839 shares of the Company’s common stock, par value $.001 per share (the “Conversion Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-191986), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on November 8, 2013 (the “Registration Statement”), including the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Notes filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).

The Notes are to be issued and sold by the Company pursuant to (i) the Underwriting Agreement, dated as of December 16, 2013 (the “Underwriting Agreement”), among the Company and the several Underwriters named in Schedule I to the Underwriting Agreement for whom J.P. Morgan Securities LLC and RBS Securities Inc. are acting as Representatives, and (ii) an Indenture dated December 20, 2013 (the “Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”).

With respect to the opinions set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement, the Underwriting Agreement, the Indenture, and such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon statements of officers of the Company. For purposes of the opinions set forth below, we have assumed (i) that the documents and signatures examined by us are genuine and authentic; (ii) the persons executing the documents examined by us have the legal capacity to execute such documents;

GREENBERG TRAURIG, LLP • ATTORNEYS AT LAW • WWW.GTLAW.COM

2375 East Camelback Road, Suite 700 • Phoenix, Arizona 85016 • Tel 602.445.8000 • Fax 602.445.8100

TTM Technologies, Inc.

January 14, 2014

(iii) the payment of the full consideration due to the Company for the Notes; (iv) that the Indenture has been duly authorized, executed, and delivered by the Trustee; and (v) that the Notes have been duly issued, executed, and authenticated by the Trustee. For purposes of our opinions, we also have assumed that the Company has paid all taxes, penalties, and interest that are due and owing to the state of Delaware.

Based on and subject to the foregoing, we are of the opinion that:

1. When duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters thereof against payment therefor as specified in the Underwriting Agreement and otherwise in accordance with the Indenture and the Underwriting Agreement, the Notes will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except that enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter relating to or affecting the rights of creditors or by general equitable principles.

2. The Conversion Shares have been duly authorized and, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid, and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the General Corporation Law of the state of Delaware, the Delaware Constitution, the internal laws of the state of New York, and the federal securities laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP